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Wednesday October 27, 1999
COMPANY NEWS RELEASE

               Advanced Communications Provides Updates Regarding
                Proposed Transactions and Announces Board Change

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ST. LOUIS, Oct. 27 /PRNewswire/ -- Advanced Communications Group, Inc. (ACG)
(NYSE: ADG - NEWS) today announced that it has executed a revised definitive agreement for the proposed acquisition of the outstanding stock of YPtel Corporation. The revisions relate principally to the number of ACG shares to be exchanged for YPtel shares, which have been increased to 15.0 million. In addition, the parties have agreed to extend the termination date to January 31, 2000, with certain extension periods if necessary, and have agreed to remove a contingency provision that could have resulted in additional shares being issued to YPtel.

As a result of strong performance at YPtel's operating subsidiary, the value of YPtel has increased significantly since the signing of the original agreement. YPtel's new Portland directory posted solid results and, based on the success of that market, YPtel is establishing a directory in the sizable Seattle market, which will be its largest single market expansion to date.

YPtel distributes over 3.1 million directories annually in four western states through its wholly owned subsidiary, Pacific Coast Publishing. Pacific Coast serves eighteen cities, having added Seattle recently. For the twelve months ended August 31, 1999, YPtel's revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) were $40.5 million and $8.3 million, respectively. At August 31, 1999, YPtel's debt including short-term and current maturities of long-term obligations was $40.5 million.

Richard O'Neal, Chairman and CEO, commented, "This is the right thing to do. The revised number of shares more accurately reflects the value that YPtel adds to the combined enterprise. Additionally, the revised agreement excludes some contingencies and complexities associated with the former agreement and provides us with additional time to complete the contemplated transactions. We appreciate greatly our shareholders standing by us through this lengthy process. We believe that our shareholders possess the same excitement and enthusiasm as we do for the strategy to become WorldPages.com and create one of the premier print and Internet directory companies."

In addition to the stock it plans to issue for YPtel, ACG plans to issue 4.5 million shares for the outstanding stock of Big Stuff, Inc. and Web YP, Inc. (d/b/a WorldPages.com) as agreed previously. Pro forma* diluted shares outstanding were 45.5 million at August 31, 1999, which assumes conversion of $15 million of debt owed by ACG to its chairman and CEO and four other individuals.

O'Neal added, "Regarding timing, because we must revise certain filings and obtain shareholder approval of the YPtel/Big Stuff/WorldPages.com transactions, it is difficult to estimate a precise closing date. However, all parties to the agreement are working diligently toward achieving this end as soon as possible. Separately, we expect to close the sale of the telecommunications services operations before the end of December."

Finally, ACG announced that Marvin Moses has resigned his position on the board of directors for personal reasons. O'Neal commented, "ACG is fortunate and grateful for the leadership that Marv provided. We wish him the best in future endeavors. Looking to the future, we have an opportunity to increase the Internet bench-strength of our board as we seek to capitalize on the intersection of the yellow-pages business and Internet advertising."

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-   The pro forma financial information does not purport to represent the financial position of WorldPages.com, Inc. that would have actually existed if the proposed business combination had in fact occurred on or before August 31, 1999. Additionally, the pro forma financial information is not necessarily representative of the financial position of WorldPages.com, Inc. for any future period.

Please consult WWW.ACGINC.NET and WWW.WORLDPAGES.COM for more information concerning the companies.